Exhibit 99.1
ReSearch Pharmaceutical Services, Inc.
RPS announces the acquisition of two European Clinical Research Organizations expanding
RPS’ Global Capabilities
ReSearch Pharmaceutical Services, Inc. (“RPS” or the “Company”), a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry, is today pleased to announce two separate acquisitions of European based privately-held corporations, IMEREM Institute for Medical Research Management and Biometrics — Institute für medizinisches Forschungsmanagement und Biometrie — Ein unabhaengiges Forschungsunternehmen GmbH (“Imerem”), and Infociencia S.L. (“Infociencia”), for a total consideration of €4.8 million ($6.6 million) in cash and a total of 2,701,021 shares of RPS common stock, par value $0.0001 each (“Shares”). The cash element of the consideration is being satisfied from the Company’s existing cash resources.
The acquisitions of the two corporations, which are both active in the same areas as RPS, will provide the Company with opportunities in the European market and complement its current operations in the Americas. In addition, the acquisitions will provide RPS with greater scale to meet the growing needs of its customers in the rapidly expanding market for globally integrated clinical research services. The Company is expecting each acquisition to be earnings enhancing in 2009.
Imerem, founded in 1990, is located in Nürnberg, Germany. Imerem operates throughout Eastern and Western Europe and Scandinavia, providing clinical research services to the pharmaceutical industry and academic institutions. For the year ended December 31, 2007 Imerem had revenues of €4.7 million with earnings before tax of €2.0 million and as at December 31, 2007 had net assets of €3.2 million. The Company is acquiring Imerem for a consideration of €2.3 million ($3.2 million) in cash and 1,296,165 Shares to be issued to Imerem’s shareholder.
Infociencia founded in 1998, has offices in Barcelona and Madrid Spain and operates throughout Western Europe providing clinical research services to the pharmaceutical industry, academic and government institutions. For the year ended December 31, 2007 Infociencia had revenues of €12.7 million with earnings before tax of €1.7 million and as at December 31, 2007 had net assets of €3.0 million. The Company is acquiring Infociencia for a consideration of €2.5 million ($3.4 million) in cash and 1,404,856 Shares to be issued to Infociencia’s shareholders.
In relation to each acquisition, the relevant shareholder(s) has entered into a share escrow agreement whereby 50 percent of the Share consideration for the acquisition shall be held in escrow, with such Shares held in escrow to be released in equal portions on the first, second and third anniversaries of completion, subject to there being no claims outstanding against each corporation being acquired (as defined within the respective acquisition agreements). In addition, the shareholders of Imerem and Infociencia have agreed to a 12 month lock-up on all of the Shares issued as consideration.
Application has been made for the admission to trading on AIM (“Admission”) of 2,701,021 new Shares and dealings in the new Shares are expected to commence on December 23, 2008. The new Shares shall, upon issuance, rank pari passu with the Company’s existing issued Shares.
Following Admission, the Company will have outstanding 35,248,427 Shares and 1,357,179 Warrants (as defined in the Company’s Readmission Document dated June 5, 2007).

Additionally, following stockholder approval for the possible cancellation of the Shares from trading on AIM by December 31, 2008 at the Company’s Annual Meeting on August 20, 2008, the Directors have determined that remaining admitted to trading on AIM at present is in the best interests of the Company’s stockholders. The Company therefore announces that its Shares will continue to trade on AIM beyond December 31, 2008.
Commenting on the acquisitions, Dan Perlman, Chief Executive Officer, said:
“The acquisitions of Imerem and Infociencia combined with our existing operations in the Americas provide RPS with greater scale to meet the growing needs of our bio-pharmaceutical customers in the rapidly expanding market for globally integrated clinical research services. Imerem and Infociencia bring to RPS a highly experienced team of clinical research professionals who will enhance our global ability to provide innovative, integrated, cost-effective drug development solutions in support of our customer’s product development portfolios.”
About RPS
RPS was incorporated in Delaware on January 30, 2006, while its subsidiary and operating company, ReSearch Pharmaceutical Services, LLC, and its predecessors have been in existence since 1994. Headquartered in Ft. Washington, Pennsylvania, with subsidiary offices across Latin America and Europe, RPS is a next generation CRO and a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry. RPS provides services in connection with the design, initiation and management of clinical trials programs that are required to obtain regulatory approval to market bio-pharmaceutical products. RPS’ innovative business model combines the expertise of a traditional CRO with the ability to provide flexible outsourcing solutions that are fully integrated within RPS’ clients’ clinical drug development infrastructure. This approach was designed to meet the varied needs of small, medium and large bio-pharmaceutical companies.
For further information please contact:

ReSearch Pharmaceutical Services, Inc.	+1 215 540 0700
Dan Perlman, Chief Executive Officer
Steven Bell, Chief Financial Officer

Nominated Adviser and UK Broker:	+44 20 7012 2100
Arbuthnot Securities Limited
James Steel / Richard Tulloch
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates”, “intends”, “plans”, “seeks”, “believes”, “estimates”, “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, financial condition, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including: our ability to identify liabilities associated with RPS; our ability to manage pricing and operational risks; our ability to manage foreign operations; changes in technology; and our ability to acquire or renew contracts. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so by law or regulation.